As filed with the Securities and Exchange Commission on July 2, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159175

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163144

UNDER

THE SECURITIES ACT OF 1933

ABOVENET, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3168327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 Hamilton Avenue

White Plain, New York 10601

(914) 421-6700

(Address of Principal Executive Offices)

AboveNet, Inc. 2003 Incentive Stock Option and Stock Unit Grant Plan

(Full title of the plan)

Robert Sokota

Senior Vice President and General Counsel

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

(914) 421-6700

(Name and address of agent for service)

Copy to:

Scott Kaufman

Wiggin and Dana LLP

450 Lexington Avenue

New York, NY 10017

(212) 490-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, filed by AboveNet, Inc., a Delaware corporation (the “Company”), deregister all securities registered for issuance under the Registration Statements on Form S-8, File Nos. 333-159175 and 333-163144, which were filed with the Securities and Exchange Commission on May 12, 2009 and November 17, 2009, respectively (the “Registration Statements”), pertaining to the registration of shares of the Company’s common stock offered under the AboveNet, Inc. 2003 Incentive Stock Option and Stock Unit Grant Plan.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 18, 2012, by and among the Company, Zayo Group, LLC (“Parent”) and Voila Sub, Inc. (the “Merger Agreement”), Voila Sub, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, and in accordance with an undertaking made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which were unsold as of the filing hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on this 2nd day of July, 2012.

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Date: July 2, 2012	By:	/s/ William G. LaPerch
William G. LaPerch
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: July 2, 2012	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: July 2, 2012	By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky
Director

Date: July 2, 2012	By:	/s/ Michael J. Embler
Michael J. Embler
Director

Date: July 2, 2012	By:	/s/ Richard Postma
Richard Postma
Director

Date: July 2, 2012	By:	/s/ Richard Shorten, Jr.
Richard Shorten, Jr.
Director

Date: July 2, 2012	By:	/s/ Stuart Subotnick
Stuart Subotnick
Director